                                                                  EXHIBIT 10.211

               "CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC."

                              TERMINATION AGREEMENT


         This Termination Agreement (the "Termination AGREEMENT") is made, and is effective, as of February 26, 2001 by and between Cygnus, Inc. ("CYGNUS"), a Delaware corporation, with its principal place of business at 400 Penobscot Drive, Redwood City, California U.S.A., 94063 and Yamanouchi Pharmaceutical Co., Ltd. ("YAMANOUCHI" and together with Cygnus, the "PARTIES"), a Japanese corporation, with its principal place of business at 3-11, Nihonbashi-honcho 2-chome, Chuo-ku, Tokyo 103, Japan.

         WHEREAS, the Parties entered into that certain Product Supply and Distribution Agreement dated as of July 14, 1996 (the "PRODUCT AGREEMENT");

         WHEREAS, the Product Agreement contemplated the development and production by Cygnus of various products, including without limitation the GlucoWatch(R) biographer system, a non-invasive glucose monitoring device; and

         WHEREAS, the Parties now wish to terminate the Product Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants herein expressed, the parties agree as follow:

         1. TERMINATION. (a) The parties hereby terminate the Product Agreement for strategic reasons, by mutual agreement, effective as of the date hereof; PROVIDED, that this Paragraph shall not relieve Yamanouchi of its obligation pursuant to Section 6.1 and Schedule A of the Product Agreement to make the last milestone payment set forth in Schedule A to the Product Agreement in the event that Cygnus receives its first regulatory registration for the GlucoWatch(R) biographer system from either the U.S. Food and Drug Administration (FDA) or the Japanese Ministry of Health and Welfare, whichever event occurs first, on or before July 11, 2001. The parties agree that this milestone of [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.] will be due and payable if Cygnus, on or before July 11, 2001, receives FDA approval on its pending pre-market approval
(PMA) application currently before the FDA (PMA #P990026, dated May 26, 1999). Although the Parties are not terminating the Product Agreement for the reasons specified in Section 11.3 of the Product Agreement, the Parties hereby agree that the termination procedures and consequences set forth in Section 11.3 shall be applicable to the termination of the Product Agreement as if such termination were being effected pursuant to Section 11.3, except to the extent that such procedures and consequences are amended by this Termination Agreement. For the purpose of complying with the notice provisions of Section 11.3 of the Product Agreement, the Parties agree that Yamanouchi gave Cygnus notice of its intent to terminate the Product Agreement effective as of October 11, 2000, and that such notice satisfied all requirements of Section 11.3 of the Product Agreement.

         (b) Yamanouchi hereby relinquishes, effective as of the date hereof, any non-exclusive rights to, or 18-month right of first offer for, distribution of Products in the Territory, as described in, and notwithstanding language to the contrary in, the "PROVIDED, HOWEVER" sentence of Section 11.3 of the Product Agreement and the sentence immediately following thereafter. Effective as of the date hereof, Yamanouchi is prohibited from selling any Non-Invasive Products in Japan until the first anniversary of the date hereof.

                "CONFIDENTIAL TREATMENT REQUEST BY CYGNUS, INC."

         2. RETURN OF DATA. (a) Within thirty (30) days of the date hereof, each Party shall return all proprietary information of the other Party disclosed to it pursuant to Section 15 of the Product Agreement. Pursuant to Section 11.4 of the Product Agreement, Yamanouchi shall transmit all Japanese regulatory submissions, regulatory approvals and clinical data regarding the GlucoWatch(R) biographer system to Cygnus, as specified on Schedule A hereto.

         (b) In the event that either Party shall determine at any time that it shall not have returned any such information, submissions, approvals or data, it shall promptly transmit such information to the other Party. In the event that either Party believes that the other Party has not returned any such data, such Party shall provide written notification thereof to the other Party, along with a reasonably detailed description of the data or information that it believes to be lacking, within nine (9) months after such 30-day period. In the event that no such notification is made within such nine (9) month period, each Party waives any claim that it may have against the other Party in respect of such alleged failure to return such data or information; PROVIDED, that this sentence shall not relieve either Party of its obligation, as described in Paragraph 2(a) above, to promptly send or return to the other Party any data, submission, approval or information which it determines that it has not sent or returned to such other Party.

         3. CONFIDENTIALITY. The Parties agree that Section 15 of the Product Agreement shall survive the termination of the Product Agreement in accordance with the terms of the Product Agreement for the period specified therein. [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

         4. SURVIVING PROVISIONS. Nothing in this Termination Agreement shall in any way affect Section 11.4 of the Product Agreement or the sections specified therein as surviving the termination of the Product Agreement (I.E., (a) the last sentence of Section 3.4, (b) Sections 5.6(iv) and (vii), (c) payment obligations accrued or earned under Section 6 as well as the obligation of Yamanouchi to make the last milestone payment pursuant to Section 6.1 and Schedule A if the events specified in Paragraph 1 above are met, (d) Section 12.1, (e) Section 14.1, (f) Section 15, (g) Sections 16.2 and 16.3, (h) Section 17 and (i) Section 18, in each case of the Product Agreement), each of which shall continue in full force and effect in accordance with their respective terms. In addition, Section 21.11 of the Product Agreement shall survive the termination of the Product Agreement and apply to both the Product Agreement and this Termination Agreement until nine (9) months from the date hereof.

         5. MUTUAL RELEASE. Effective as of the date hereof, and other than with respect to the obligations referred to in this Termination Agreement, each Party, on behalf of itself and any individual, corporation, partnership, association, trust or other natural or legal entity claiming by, through, or under such Party hereby releases, waives and forever discharges the other Party and any affiliate, employee, agent, officer, director, attorney, shareholder or successor or assign thereof (each, a "RELATED PERSON"), from, and with respect to any and all manner of action and actions, cause and causes of action, suits, disputes, claims, counterclaims and/or liabilities, cross claims, defenses, whether now known or unknown, suspected or unsuspected, past or present, asserted or unasserted, contingent or liquidated, whether or not well-founded in fact or law, whether in contract, in tort or otherwise, at law or in equity, which such Party had or now has, claims to have had, now claims to have or hereafter can, shall or may claim to have against the other Party or any Related Person thereof, for or by reason of any cause, matter, or thing whatsoever arising at any time prior hereto through the date hereof, including any claims based upon, relating to or arising out of any and all transactions, relationships or dealings with the other Party or any Related Person prior to the date hereof.

         In connection with this Article, each Party acknowledges and agrees that it understands the meaning and effect of Section 1542 of the California Civil Code, which provides:

         Section 1542. General release; extent. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

EACH PARTY AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED BY THIS TERMINATION AGREEMENT IN FAVOR OF THE OTHER PARTY AND EACH RELATED PERSON THEREOF, AND SUCH PARTY HEREBY WAIVES AND RELEASES ALL RIGHTS AND BENEFITS WHICH IT MIGHT OTHERWISE HAVE UNDER
SECTION 1542 OF THE CALIFORNIA CIVIL CODE WITH REGARD TO THE RELEASE OF SUCH UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS. TO THE EXTENT (IF ANY) WHICH ANY SUCH LAWS MAY BE APPLICABLE, EACH PARTY WAIVES AND RELEASES (TO THE MAXIMUM EXTENT PERMITTED BY LAW) ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OF ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF ITS WAIVERS OR RELEASES UNDER THIS TERMINATION AGREEMENT.

         6. AMENDMENT AND WAIVER. This Termination Agreement may be amended, and any provision of this Termination Agreement waived, only in a separate written instrument signed by the Parties.

         7. GOVERNING LAW. (a) The provisions in Sections 21.2 and 21.3 of the Product Agreement shall apply to this Termination Agreement as if they were incorporated herein in their entirety, except the words "Sections 2, 3, 5, 6 or 11 of" in Section 21.3 shall be deleted and the references to "this Agreement" in each Section shall refer to this Termination Agreement. (b) Each Party acknowledges and agrees that a breach of the provisions of Paragraphs 1(b), 2 and 3 would cause the other Party to suffer irreparable damage that could not be adequately remedied by an action at law. Accordingly, each Party agrees that each Party shall have the right to seek specific performance of the provisions of Paragraphs 1(b), 2 and 3 to enjoin a breach or attempted breach thereof, such right being in addition to all other rights and remedies available to such Party at law, in equity or otherwise.

         8. ENTIRE AGREEMENT. This Termination Agreement supersedes all proposals, oral or written, all negotiations, conversations or discussions between the Parties and their representatives with respect to the subject matter hereof, including without limitation that certain powerpoint presentation signed by the Parties and dated October 11, 2000.

         9. REMEDIES. Except as otherwise expressly stated herein, the rights and remedies of a Party set forth herein with respect to failure of the other to comply with the terms of this Termination Agreement are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved Party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

         IN WITNESS WHEREOF, the undersigned have affixed their names below as of the date first written above.


                                            CYGNUS, INC.

                            By:    /s/ JOHN C HODGMAN
                                   ---------------------------------------------
                            Name:  JOHN C HODGMAN
                                   ---------------------------------------------
                            Title: CHAIRMAN, CHIEF EXECUTIVE OFFICER & PRESIDENT
                                   ---------------------------------------------

                            YAMANOUCHI PHARMACEUTICAL CO., LTD

                            By:    /s/ TOICHI TAKENAKA
                                   ---------------------------------------------
                            Name:  TOICHI TAKENAKA
                                   ---------------------------------------------
                            Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   ---------------------------------------------

               "CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC."

                                                                      SCHEDULE A
                                                     LIST OF DATA TO BE RETURNED



      [CONFIDENTIAL TREATMENT REQUESTED BY CYGNUS, INC.]

EXHIBIT A
                                                                   PRESS RELEASE

       CYGNUS DISCUSSES GLUCOWATCH(R) BIOGRAPHER INTERNATIONAL EVENTS

REDWOOD CITY, CA - OCTOBER 16, 2000 _ Cygnus, Inc. (Nasdaq: CYGN) announced today that the first commercial GlucoWatch(R) systems have been shipped to the United Kingdom. As part of the introduction of the GlucoWatch Biographer in the UK, Cygnus has established a UK Medical Advisory Board. The members of this esteemed group of physicians will provide the GlucoWatch Biographer to select adults with diabetes in order to understand patient and health care provider experiences with this first-of-its-kind frequent, automatic, and non-invasive glucose monitor. Cygnus plans to launch the GlucoWatch Biographer in the UK prior to the end of the year.

The introduction of the GlucoWatch Biographer in the UK will be managed as a controlled launch. The purpose of the controlled launch is to work closely with Cygnus f UK Medical Advisory Board members to assess patient usage experiences, to evaluate training and education programs, and to fine-tune logistics and technical services functions prior to a broader launch in the UK. Cygnus established its UK subsidiary in July 2000 and has hired initial management, training, and sales personnel to manage the launch. In addition, Cygnus is finalizing an agreement with one company to provide direct-to-consumer distribution/logistics functions and a second agreement with another company to provide call center technical services for the UK. Cygnus received CE certification in December 1999, permitting the GlucoWatch Biographer to be sold in the European Union.

"Shipping the first commercial GlucoWatch systems is a momentous accomplishment for Cygnus. But more importantly, we are anxious to provide this revolutionary new technology to people with diabetes in the UK who may benefit from making more informed choices about controlling their glucose fluctuations. It will be exciting to see how patients and health care providers can best use the additional information provided by the GlucoWatch Biographer as part of a diabetes management program, h stated John C Hodgman, Chairman, Chief
Executive Officer, and President of Cygnus, Inc.

In separate news, Cygnus announced that it has regained the marketing and distribution rights for the GlucoWatch Biographer in Japan. Yamanouchi Pharmaceutical Co., Ltd. informed Cygnus that, due to strategic reasons, the collaboration between Cygnus and Yamanouchi for the marketing and distribution of the GlucoWatch Biographer in Japan needed to be terminated. Under terms of the agreement, Yamanouchi will continue to be responsible for a potential milestone payment over the next nine months and Cygnus assumes ownership of all the Japanese clinical trial data and regulatory submissions.

We believe that the GlucoWatch non-invasive glucose monitoring system will have considerable appeal to physicians and patients in Japan. Unfortunately, for strategic reasons, our continued collaboration with Cygnus is not possible, h stated Mr. Takeshita, Director of Diagnostic Division, Yamanouchi Pharmaceutical Co., Ltd.

"Regaining our rights in Japan is consistent with our overall objective to maintain strategic flexibility as we begin to commercialize the GlucoWatch Biographer in Europe. The Japanese clinical trials achieved excellent results, though we do not anticipate product sales in Japan for a number of years, due to the nature of the Japanese regulatory process. We understand that Yamanouchi fs strategic considerations require ending our collaboration and we wish them well, h concluded Mr. Hodgman.

                                   -- MORE --

Cygnus plans to establish one or more alliances to provide commercialization functions for the GlucoWatch system in North America, Europe, Japan, and elsewhere in the world. Cygnus is continuing discussions for alliances with companies ranging from international companies that would provide a broad range of commercialization functions worldwide, to companies that would provide specific commercialization functions, such as distribution, sales, and customer service. Cygnus recently entered into an agreement with Livingston Healthcare Services, Inc. to provide outsourced logistics services in the US for the GlucoWatch system. The agreement covers receiving, storage, customer service, technical support, and shipment. Livingston Healthcare Services, Inc., a leading health care and logistics supply chain management provider, develops logistics solutions and provides essential logistics-related services to companies in the pharmaceutical and health care industries. Cygnus is still solely responsible for the production, marketing, and sales of the GlucoWatch system.

In the US, Cygnus is currently focusing on key activities in preparation for commercializing the GlucoWatch Biographer. Assuming FDA approval of its pre-market approval (PMA) application, Cygnus will conduct a marketing pilot program, and plans to introduce the GlucoWatch Biographer initially on a limited basis to a small number of patients selected by designated physicians, to learn more about patients' and caregivers' firsthand experiences with the product. To support that effort, comprehensive training materials have been completed and will be introduced to physicians and health care professionals. In addition, new clinical research trials will be started to potentially expand the indications for the product, focusing on various patient groups, including adolescents and gestational diabetes. The company will also conduct outcome studies designed to demonstrate the clinical benefits of the GlucoWatch Biographer, collecting information that can become part of efforts to secure reimbursement from managed care organizations. Assuming FDA approval of the PMA application and before the GlucoWatch Biographer can be made broadly available in the US, Cygnus must qualify and validate, then submit a PMA Supplement to the FDA for approval of, its large-scale AutoSensor production equipment and facility.

On December 6, 1999, Cygnus received a unanimous recommendation for approval of its PMA application for the GlucoWatch system from the FDA's Clinical Chemistry and Clinical Toxicology Devises Panel of the Medical Devices Advisory Committee, subject to certain conditions. In May 2000 Cygnus received an approvable letter from the FDA for its GlucoWatch Biographer. An approvable letter means that the FDA has reviewed Cygnus' PMA application, as well as its own Advisory Committee's report and recommendation, and believes it will approve the application, pending specific final conditions. The FDA fs conditions relate to manufacturing, final printed labeling materials, and post-market evaluations of aspects of product performance.

The GlucoWatch Biographer is a frequent, automatic, and non-invasive glucose monitoring device intended for detecting trends and tracking patterns of glucose levels in adults, 18 years and older, who have diabetes. Cygnus' GlucoWatch system, with its durable Biographer and consumable AutoSensor, represents a potential advance in glucose monitoring technology, as compared to the currently prevailing "finger stick" blood monitoring methods. The GlucoWatch system is designed to automatically measure glucose through the wearer's skin as frequently as every 20 minutes, for up to 12 hours, through the ease and convenience of a device worn like a wristwatch. Every reading is displayed to the wearer and stored in memory. Stored readings can be reviewed at the touch of a button. The device is intended for use at home and in health care facilities to supplement, not replace, information obtained from standard blood glucose monitoring devices. The frequency of the automatic and non-invasive readings gives patients and their caregivers more complete information about glucose levels, potentially allowing them to make better-informed decisions regarding diet, medication, and physical activities. Diabetes is a chronic disease characterized by the body fs inability to produce or properly use insulin, a hormone that is needed to convert sugar, starches, and other food into the energy needed for daily life. People with diabetes can take measurements to reduce the likelihood of serious complications and premature death associated with diabetes.

Cygnus, Inc., headquartered in Redwood City, California, develops and manufactures non-invasive diagnostic medical devices, utilizing proprietary biosensor technologies to satisfy unmet medical needs cost-effectively. The company fs current efforts are focused on a frequent, automatic, and non-invasive glucose monitoring device (the GlucoWatch Biographer) and enhancements thereto.

                                   -- MORE --


THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND THE FUTURE PERFORMANCE OF THE COMPANY THAT INVOLVE RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY FS ACTUAL RESULTS TO DIFFER MATERIALLY. SUCH
FACTORS INCLUDE GOVERNMENT APPROVALS, COMMERCIAL INTRODUCTION, AND MARKET ACCEPTANCE OF THE GLUCOWATCH BIOGRAPHER. FURTHER, THERE CAN BE NO ASSURANCE THAT THE APPROVABLE LETTER FROM THE FDA WILL RESULT IN APPROVAL FROM THE FDA FOR THE GLUCOWATCH BIOGRAPHER. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL BE ABLE TO ENTER INTO A COMMERCIALIZATION ALLIANCE OR ALLIANCES OR THAT THE COMPANY WILL BE ABLE TO OUTSOURCE CERTAIN COMMERCIALIZATION CAPABILITIES FOR LAUNCH WITHOUT A WORLDWIDE COMMERCIALIZATION ALLIANCE IN PLACE. THERE ALSO CAN BE NO ASSURANCE THAT, IF THE COMPANY RECEIVES MARKETING APPROVAL FROM THE FDA AND SIGNS COMMERCIALIZATION AGREEMENTS, THE PRODUCT CAN BE SUCCESSFULLY MANUFACTURED OR MARKETED EITHER IN THE US OR IN EUROPE. THE COMPANY REFERS YOU TO THE DOCUMENTS THE COMPANY FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY FS ANNUAL REPORT ON FORM 10-K, QUARTERLY REPORTS ON
FORM 10-Q, AND CURRENT REPORTS ON FORM 8-K, WHICH CONTAIN DESCRIPTIONS OF CERTAIN FACTORS THAT COULD CAUSE THE COMPANY FS ACTUAL RESULTS TO DIFFER
FROM THE COMPANY FS CURRENT EXPECTATIONS AND ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS NEWS RELEASE.

                                       END